As filed with the Securities and Exchange Commission on July 9, 2026

Registration No. 333-97431

Registration No. 333-131165

Registration No. 333-181352

Registration No. 333-196020

Registration No. 333-208915

Registration No. 333-217880

Registration No. 333-231193

Registration No. 333-265962

Registration No. 333-287227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-97431

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131165

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181352

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196020

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208915

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217880

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231193

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265962

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-287227

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRUBRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-3032373
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

54 St. Emanuel Street

Mobile, Alabama 36602

(Address of Principal Executive Offices, including Zip Code)

COMPUTER PROGRAMS AND SYSTEMS, INC. 2002 STOCK OPTION PLAN

COMPUTER PROGRAMS AND SYSTEMS, INC. 2005 RESTRICTED STOCK PLAN

COMPUTER PROGRAMS AND SYSTEMS, INC. 2012 RESTRICTED STOCK PLAN  FOR NON-EMPLOYEE DIRECTORS

COMPUTER PROGRAMS AND SYSTEMS, INC. 2014 INCENTIVE PLAN

HEALTHLAND HOLDING INC. (F/K/A DAIRYLAND HEALTHCARE SOLUTIONS HOLDING CORP)

STOCK INCENTIVE PLAN

COMPUTER PROGRAMS AND SYSTEMS, INC. AMENDED AND RESTATED 2014 INCENTIVE PLAN

COMPUTER PROGRAMS AND SYSTEMS, INC. 2019 INCENTIVE PLAN

COMPUTER PROGRAMS AND SYSTEMS, INC. AMENDED AND RESTATED 2019 INCENTIVE PLAN

TRUBRIDGE, INC. SECOND AMENDED AND RESTATED 2019 INCENTIVE PLAN

(Full title of the plan)

Christopher L. Fowler

President and Chief Executive Officer

TruBridge, Inc.

54 St. Emanuel Street

Mobile, Alabama 36602

(251) 639-8100

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:

Margaret J. Cornelius

Maynard Nexsen PC

1901 Sixth Avenue North, Suite 1700

Birmingham, Alabama 35203

(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by TruBridge, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), to deregister any and all common stock, par value $0.001 per share, of the Registrant (the “Shares”) registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement No. 333-97431, filed on July 31, 2002, relating to the registration of 1,165,333 Shares under the Computer Programs and Systems, Inc. 2002 Stock Option Plan;

•	Registration Statement No. 333-131165, filed on January 20, 2006, relating to the registration of 300,000 Shares under the Computer Programs and Systems, Inc. 2005 Restricted Stock Plan;

•

Registration Statement No.  333-181352, filed on May 11, 2012, relating to the registration of 100,000 Shares under the Computer Programs and Systems, Inc. 2012 Restricted Stock Plan for Non-Employee Directors;

•	Registration Statement No. 333-196020, filed on May 16, 2014, relating to the registration of 700,000 Shares under the Computer Programs and Systems, Inc. 2014 Incentive Plan;

•

Registration Statement No.  333-208915, filed on January 8, 2016, as amended by that certain Post-Effective Amendment No. 1 filed on January 21, 2016, relating to the registration of 174,972 Shares under the Healthland Holding Inc. (f/k/a Dairyland Healthcare Solutions Holding Corp) Stock Incentive Plan;

•	Registration Statement No. 333-217880, filed on May 11, 2017, relating to the registration of 1,400,000 Shares under the Computer Programs and Systems, Inc. Amended and Restated 2014 Incentive Plan;

•	Registration Statement No. 333-231193, filed on May 3, 2019, relating to the registration of 1,000,000 Shares under the Computer Programs and Systems, Inc. 2019 Incentive Plan;

•

Registration Statement No.  333-265962, filed on July 1, 2022, relating to the registration of 1,085,000 Shares under the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan; and

•	Registration Statement No. 333-287227, filed on May 13, 2025, relating to the registration of 1,850,000 Shares under the TruBridge, Inc. Second Amended and Restated 2019 Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of April 23, 2026 (the “Merger Agreement”), by and among the Registrant, Inventurus Knowledge Solutions, Inc., a Delaware corporation (“Parent”), IKS Next Horizon, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and solely for certain limited purposes as specified therein, Inventurus Knowledge Solutions Limited, an Indian public limited company (“TopCo”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent. The Merger became effective on July 9, 2026, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Merger, does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 23, 2026.

As a result of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on July 9, 2026.

TRUBRIDGE, INC.

By:	/s/ Christopher L. Fowler
Name:	Christopher L. Fowler
Title:	President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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